Exhibit 10.1

CONFIDENTIAL

FAFC LLC

LIMITED LIABILITY COMPANY AGREEMENT

Dated as of May 16, 2022

THE UNITS REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH UNITS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

THIS LIMITED LIABILITY COMPANY AGREEMENT OF FAFC LLC (this “Agreement”) is entered into as of May 16, 2022 (the “Effective Date”), by and among (i) Club Sports Group LLC, a Delaware limited liability company (“CSG”), (ii) F45 Training Holdings Inc., a Delaware corporation (“F45”), and (iii) each other Person admitted to FAFC LLC, a Delaware limited liability company (the “Company”), as a member and listed on the Schedule of Members attached hereto from time to time (all such admitted Persons, collectively with CSG and F45, the “Members” and each, a “Member”).

W I T N E S S E T H:

WHEREAS, the Company was formed as a limited liability company on May13, 2022 pursuant to the Delaware Limited Liability Company Act, as amended (the “Act”) by the filing of a Certificate of Formation (the “Certificate”) with the Secretary of State of the State of Delaware; and

WHEREAS, the Members desire to set forth certain provisions in this Agreement to dictate the structure and governance of the Company.

NOW, THEREFORE, in consideration of the promises and the agreements herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members, intending to be legally bound, hereby agree as follows:

I. FORMATION

1.1 Formation; Name; Office. The Company was organized and formed under and pursuant to the Act and is conducted under the name FAFC LLC or such other name as the Members shall determine from time to time. The primary business office of the Company shall be located at such place or places the Members may from time to time designate. The Company and the Members hereby approve, ratify and confirm all actions taken in executing, and filing with the Secretary State of the State of Delaware, the Company’s Certificate.

1.2 Purposes. The purpose for which the Company has been formed is to make, hold and monetize certain loans (the “Loans”) to prospective franchisees of F45 (or its subsidiaries, as applicable) (each a “Borrower”, and collectively, the “Borrowers”), secured by first priority senior liens on the equity interests of such Borrower and all or substantially all assets of such Borrower and its subsidiaries (if applicable), subject to any exclusions to be mutually agreed (the “Collateral”), in each case, pursuant to the terms and conditions set forth in the definitive documents executed and delivered by Borrowers and other parties identified therein to and for the benefit of the Company (collectively, the “Loan Documents”). The Company may also acquire, hold, sell, transfer or otherwise monetize the Collateral (“Foreclosed Assets”; together with the Loans, the “Investments”). The Company may also engage in any other lawful act or activity for which limited liability companies may be formed under the Act.

1.3 Duration. The term of existence of the Company commenced on the date of the filing of the Certificate with the Secretary of State of the State of Delaware and shall cease on the soonest date after which all Investments are fully resolved or otherwise sold and all other Company matters related to the Investments have been wound up, unless the Company is earlier dissolved in accordance with either the terms of this Agreement or the Act (the “Term”).

1.4 Designated Agent. The designated agent of the Company upon whom process against the Company may be served shall be set forth in the Certificate or any amendment thereof. The designated agent may be changed from time to time by the Members. If the Company’s designated agent shall ever resign, then the Members shall promptly appoint a successor.

1.5 Title to the Property of the Company. Title to any and all property, real, personal or mixed, tangible or intangible, owned by, or leased to, the Company (including all rights afforded under the Loan Documents) shall be held in the name of the Company or any wholly-owned subsidiary. No Member individually shall have any direct ownership in the property of the Company.

II. CAPITAL CONTRIBUTIONS; UNITS

2.1 Capital Contributions; Units. Limited liability company interests in the Company shall be represented by 100,000 common units (the “Units”), all of which are hereby authorized by the Members. In no event shall the total Units exceed 100,000 unless agreed upon by the Members in writing. Each Member agrees to remit the initial capital contribution to fund the Loans (each an “Initial Capital Contribution”) set forth opposite their name on the attached Schedule of Members (as such schedule may be amended from time to time pursuant to and in accordance with this Agreement, the “Schedule of Members”) in exchange for the number of Units set forth therein, which shall be calculated based on a per Unit purchase price of $1,000. All Capital Contributions shall be made concurrently by the Members to the Company on a 50% by CSG and 50% by F45 basis. The Units shall not be certificated unless otherwise determined in writing by the Members. The number of Units owned by each Member shall be set forth opposite each such Member’s name. The percentage interests of the respective Members in the Company shall be referred to as the “Percentage Interests”, which, for each Member as of a particular time of determination, shall be a percentage equal to the quotient obtained by dividing (x) the number of Units then held by such Member by (y) the number of Units then held by all Members (excluding any Units that are not vested). The number of Units and the Percentage Interest of each Member are subject to adjustment in accordance with the terms and provisions of this Agreement. To the extent that any such adjustment is required pursuant to this Agreement, the Members acknowledge and agree that the Schedule of Members shall automatically be deemed amended and restated to reflect the correct Units and Percentage Interests of each Member without further action by any of the Members.

2.2 Additional Capital Contributions.

(a) From time to time, additional capital contributions from the Members shall be necessary to (a) fund operating expenses of the Company, (b) provide for the management of existing Investments or related expenses or, (c) to make or provide for funding of new Investments and expenses related thereto (each an “Additional Capital Contribution” and together with each Initial Capital Contribution, each a “Capital Contribution”); provided, however, that (i) no Member shall be required to fund any Additional Capital Contributions after the end of the Investment Period Termination Date (as defined below), and (ii) no Member shall be required to fund aggregate Capital Contributions in excess of fifty million dollars ($50,000,000.00) plus their pro rata share of any administrative expenses incurred by the Company, including without limitation the preparation of tax returns, the audit of financial statements and legal expenses.

(b) The Company shall direct the Servicer to prepare a monthly funding schedule for requested Additional Capital Contributions (the “Monthly Funding Schedule”), which shall be updated from time to time based on the then-existing Investments and shall be delivered to the Members on the last day of each month (the amount to be funded in a particular month pursuant to the Monthly Funding Schedule, the “Monthly Capital Call”). Such Additional Capital Contributions shall be used for the permitted purposes of the Company described in Section 1.2, including the financing of new Loans approved by the Members (up to the per Loan limit described below). In addition, Servicer may also request that the Members fund Additional Capital Contributions from time to time as reasonably required for the permitted purposes of the Company described in Section 1.2; provided, that any Additional Capital Contribution to be utilized to fund an individual Loan to a Borrower in excess of $400,000 in the aggregate (an “Excess Loan Amount”) shall require the prior written approval of each of CSG and F45 (any such requested (and approved to the extent applicable) amount, the “Additional Capital Call” and, together with the Monthly Capital Call, the “Capital Call”). Each Member shall be required to, and each Member agrees to, contribute its pro rata share of such Additional Capital Contribution to the Company on a monthly basis in accordance with the Monthly Funding Schedule, in the case of a Monthly Capital Call, or within ten (10) days, in the case of an Additional Capital Call. If any Member (a “Delinquent Member”) does not submit its Additional Capital Contribution upon the terms and in the time frame required (or, in the case of an Excess Loan Amount, either CSG or F45 but not both has approved the funding of such Excess Loan Amount), then, in addition to the rights provided under Section 3.4 below (provided, that a Member electing not to approve an Excess Loan Amount shall not be considered a default under this Agreement), any other Member that has submitted the full amount of its Additional Capital Contribution may submit the Delinquent Member’s Additional Capital Contribution (including its share of any Excess Loan Amount) in the Delinquent Member’s place, with notice thereof to such Delinquent Member, and the Percentage Interests of the Members, along with the Schedule of Members, will be adjusted accordingly. Any Member who submits an Additional Capital Contribution (including an Excess Loan Amount) for a Delinquent Member shall be entitled to receive an 18% per annum return on such Additional Capital Contribution, and such Additional Capital Contribution and 18% per annum return shall be senior and preferred to any other Capital Contributions and returns thereon (as provided in Section 7.2).

2.3 Additional Members. Upon the written consent of the Members, a Person may be admitted to the Company as a Member of the Company (an “Additional Member”) upon meeting the conditions set forth in this Agreement and furnishing to the Company: (i) an executed counterpart to this Agreement, and (ii) such other documents or instruments as may be necessary or appropriate to effect such Person’s admission as a Member. Such admission shall become effective on the date on which the Company determines that such conditions have been satisfied. Upon the admission of an Additional Member, the Schedule of Members attached hereto shall be amended to reflect the name, address and Units and other interests in the Company of such Additional Member.

2.4 Members’ Liability. Except as otherwise provided in the Act, no Member shall be personally liable for any debt, obligation or liability of the Company, whether arising in contract or otherwise, by reason of being a Member of the Company.

2.5 Uses of Capital Contributions. Any funds received by the Company shall be utilized by the Company for the Investments or for such other Company purposes pursuant to an action approved by the Members. Except as expressly set forth herein, no Member shall receive any interest on his, her or its Capital Contributions to the Company.

2.6 Withdrawal of Capital. Without the written consent of the Members, and except as otherwise provided in this Agreement, no Member shall have the right to withdraw any part of such Member’s Capital Contributions prior to the liquidation and dissolution of the Company pursuant to this Agreement.

2.7 Source of Distributions. No Member shall be personally liable for the return of the Capital Contributions of any other Member, or any portion thereto.

2.8 Company Loans. Notwithstanding anything herein to the contrary, any Member shall have the right to advance additional funds as loans to the Company on such commercially reasonable terms as consented to in writing by the Members.

2.9 Members’ Intent. The Members intend that the Company be treated as a “partnership” for United States federal and state income tax purposes. The Members intend that the Company shall not be a partnership (including without limitation, a limited partnership) or joint venture, and that no Member shall be a partner or joint venturer of any other Member, if applicable, for any purposes other than federal and state tax purposes, and that this Agreement not be construed to suggest otherwise.

III. MANAGEMENT OF THE COMPANY

3.1 Appointment of Servicer.

(a) The Company shall have a servicer (the “Servicer”) who shall be designated from time to time by the Members and engaged by the Company pursuant to an servicing agreement between the Company and the Servicer (a “Servicing Agreement”); provided, however, that the Servicer as of the Effective Date shall be Club Sports Group LLC or an affiliate thereof (“CSG Servicer”). Subject to Section 3.2(g), upon the termination of a Servicing Agreement for any reason, the Members shall designate a replacement Servicer and the Company shall enter into a Servicing Agreement with such replacement Servicer approved by the Members.

(b) Management of Company.

(a) Except for the powers specifically delegated to the Servicer pursuant to the Servicing Agreement, the Company will be managed by its Members in accordance with the provisions of this Article III.

(b) Except as set forth below and in accordance with the terms and subject to the conditions in the Servicing Agreement, the Servicer shall have the full power to manage the day-to day operations of the Company and execute, for and on behalf of the Company, any and all documents and instruments that may be necessary or desirable to carry on the business of the Company, including, without limitation, any and all deeds, contracts, leases, mortgages, deeds of trust, promissory notes, security contracts, and financing statements pertaining to the Company’s assets or obligations; provided, for the avoidance of doubt, that the Servicer shall not take or permit any action that would be a Major Decision hereunder without the prior approval of such action by the Members in accordance with Section 3.2.

3.2 Major Decisions. To the extent that the Servicer or either Member proposes that the Company take any of the following actions, then, notwithstanding anything herein to the contrary, the following actions shall require the consent of each of CSG and F45, such consent to be provided in the sole discretion of each of CSG and F45 (each, a “Major Decision”):

(a) entry into any Loan Document and funding of any Loan thereunder (including any protective advances);

(b) except in connection with an EOD pursuant to Section 3.6, with respect to each Loan, (i) modification, amendment, restatement or termination of any of the Loan Documents or any waiver of Company’s rights thereunder, (ii) release of any party or parties now or hereafter liable for the payment of any Loan or the performance of any other obligation relating thereto, including in connection with any guaranty, and (iii) release or subordination of all or any portion of the Company’s liens on the Collateral securing any Loan or subordination of any payment and claim rights of the Company under the Loan Documents;

(c) entering into any agreement or arrangement with an Affiliate of either Member not expressly permitted by this Agreement (for the avoidance of doubt, the engagement of CSG as the initial Servicer as of the Effective Date is deemed approved for purposes of this clause);

(d) modifications of this Agreement;

(e) sale (including any participation interest) or pledge of any Investment or any other assets of the Company (other than in connection with an EOD pursuant to Section 3.6(b));

(f) dissolution or liquidation of the Company; or

(g) the terms of, any amendment or modification to or, except with respect to a termination pursuant to Section 3.5(f), the termination of any Servicing Agreement.

Without limitation on any other terms or conditions contained herein, the Members may appoint any Person as an authorized person to execute any documents on behalf of the Company and bind the Company thereby. As of the date hereof, each of Jay Galluzzo, Adam Gilchrist and Chris Payne, are appointed as an “Authorized Person” of the Company and shall have the power and authority to execute any documents approved by the Members and bind the Company thereby; but, for the avoidance of default, no such individual has any authority to execute documents unless any consent or approvals required under this Agreement have been obtained. In the event that a Member does not provided its written consent in respect of any Major Decision, the Members shall cooperate in good faith to resolve the disagreement between the Members with respect to such Major Decision as promptly as practicable.

3.3 Authority. No Person dealing with F45 or CSG with respect to any matter related to the Company enumerated herein need inquire concerning the validity or propriety of any document or instrument executed in the name of the Company, F45 or CSG, or as to the F45’s or CSG’s authority executing the same. Any action taken by F45 or CSG in accordance with this Agreement shall constitute the act of and bind the Company.

3.4 Material Breach or Dispute. Notwithstanding anything contained in this Agreement to the contrary notwithstanding, if a Member materially breaches any provision of this Agreement (including Section 6.1), which breach cannot be cured or, if curable, is not cured within ten (10) days of notice thereof (a “Material Breach”), then the non-breaching Member shall have the right, for thirty (30) days after the Material Breach (the “Deadlock Initiation Period”), to initiate the deadlock sale procedure under this Section 3.5 (the “Deadlock Sale Procedure”) by delivering to the breaching Member a Deadlock Sale Notice (as hereinafter defined).

3.5 Deadlock Sale.

(a) Initiation of Deadlock Sale. In the event of a Material Breach, the non-breaching Member shall have the right, in its sole and absolute discretion, during the thirty (30) day period immediately following the date of Material Breach to elect to institute the Deadlock Sale Procedure by delivering a Deadlock Sale Notice to the breaching Member; provided, however, that if the non-breaching Member determines to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to enforce the specific performance of the terms and provisions of this Agreement, to enjoin further violations of the terms and provisions of this Agreement and/or to obtain damages in connection with such Material Breach, then the Member may defer delivery of a Deadlock Sale Notice pending the outcome of such action; provided, further, that delivery of such Deadlock Sale Notice may not be deferred more than 180 days.

(b) Election. In the event that a Member gives to the other Member written notice of its election to institute the Deadlock Sale Procedure in accordance with Section 3.5 (a “Deadlock Sale Notice”), which notice shall set forth the basis for the Material Breach and the Designated Property Value, then F45 shall purchase the entire Interest of CSG on the terms and conditions set forth below in this Section 3.6.

(c) Procedure. The following terms shall apply to the Deadlock Sale Procedure:

(i) Deadlock Sale Purchase Price. The “Deadlock Sale Purchase Price” shall be equal to (A) the amount which CSG would receive under this Agreement if all of the assets of the Company, including without limitation the Investments, were sold on the Deadlock Sale Closing Date by the Company in an all-cash sale for a “net price” (i.e., an all-cash price that has already been reduced by seller closing costs) equal to the Designated Property Value and the Company and its subsidiaries had been dissolved and wound up immediately following such sale, all of the debts and liabilities of the Company and its subsidiaries had been paid (or adequate reserves for such debts and liabilities had been set aside), and the remaining proceeds of such sale (including cash) and all other assets of the Company (and any subsidiaries of the Company) had been distributed to the Members in accordance with the provisions of this Agreement on the Deadlock Sale Closing Date, less, solely in the event that the breaching Member in connection with the Deadlock Sale Notice is CSG, (B) the amount of any losses, damages or other out-of-pocket costs actually incurred or reasonably estimated to be so incurred by the Company as a result of or arising out of any one or more Material Breaches specified in the Deadlock Sale Notice.

(ii) Deadlock Sale Closing Date. The closing of the sale of CSG’s Interest (the “Deadlock Sale”) shall occur on the date that the later of (A) thirty (30) days after delivery of the Deadlock Sale Notice and (B) five (5) Business Days after the determination of the Deadlock Sale Purchase Price pursuant to Section 3.5(d)(vi), or such other date as may be agreed upon in writing by the Members (the “Deadlock Sale Closing Date”).

(iii) Defined Terms. As used in this Section 3.6:

(1) “Designated Property Value” means an aggregate value for the assets of the Company to be proposed in good faith by the non-breaching Member in the Deadlock Sale Notice, which shall be set forth in the Deadlock Sale Notice.

(2) “Executory Period” means the period beginning upon the delivery of a Deadlock Sale Notice and ending upon the Deadlock Sale Closing Date.

(3) “Interest”, with respect to a Member, means the entire interest of such Member in the Company and any and all rights (including voting rights), powers and benefits accorded such Member under this Agreement (including the right to receive distributions and other payments from the Company).

(d) Deadlock Sale Closing Procedures. The closing of the Deadlock Sale shall occur on the Deadlock Sale Closing Date. At the closing:

(i) CSG shall deliver to F45 a duly executed and acknowledged instrument of assignment, in form and substance reasonably acceptable to F45;

(ii) F45 shall deliver the Deadlock Sale Purchase Price to CSG by wire transfer of immediately available U.S. federal funds;

(iii) Each of CSG and F45 shall deliver, and shall cause the Company to deliver, such additional documents as may be reasonably required by the other in order to consummate the sale (provided the same do not increase in any material respect the costs to, or liability or obligations of, the delivering party in a manner not otherwise provided for herein) and pay such transfer taxes as may be due, with the primary obligor under law being responsible for same;

(iv) Any loans between CSG and any other Member or the Company pursuant to this Agreement shall be paid in full (provided, that any amounts owed to F45 may be netted against the Deadlock Sale Purchase Price);

(v) Each of CSG and F45 shall pay its own fees and expenses, but they shall share, on a pro rata basis (including, if applicable through a deduction from the Deadlock Sale Purchase Price), the actual closing costs (if any) incurred by the Company relating to the sale of the Interest of CSG (including prepayment premiums or transfer fees that are actually required to be paid under any financing arrangement in connection with the sale of the Interest of CSG);

(vi) If there is a dispute between the parties as to the calculation of the Deadlock Sale Purchase Price (including the amount of any contingent liability), then the matter shall be referred to an independent certified public accounting firm of recognized national standing (which accounting firm shall not be the accountant to CSG, F45 or the Company) approved by CSG and F45 for final determination, whose determination shall be conclusive (absent fraud). Notwithstanding anything to the contrary in this Agreement, during the Executory Period, no Property nor any portion thereof may be sold or otherwise disposed of by the Company.

(e) Default; Remedies.

(i) If the closing of the Deadlock Sale fails to occur by the Deadlock Sale Closing Date by reason of the non-initiating Member’s default, then, at the election of the initiating Member, (A) the sale shall be canceled and the non-initiating Member shall reimburse the initiating Member’s reasonable out-of-pocket expenses (including legal fees and costs), or (B) the initiating Member may seek specific performance of the non-initiating Member’s obligation to sell or buy, as applicable; and F45 shall have no other rights or remedies by reason of such breach (but without limitation upon its right to recover attorneys’ fees and costs).

(ii) If the closing of the Deadlock Sale fails to occur by the Deadlock Sale Closing Date by reason of initiating Member’s default, then the non-initiating Member as its sole and exclusive remedy, may terminate the sale (without limitation upon such Member’s rights to recover attorneys’ fees and costs or its rights under clause (iii) below); and such Member shall have no other rights or remedies by reason of such breach (but without limitation upon its right to recover attorneys’ fees and costs); provided, however, such non-initiating Member shall not be entitled to payment for any attorneys’ fees and costs to the extent that the Deadlock Sale Procedure was initiated as a result of such Member’s Material Breach.

(f) Termination. Notwithstanding anything to the contrary set forth herein, F45 may, without the prior consent of CSG, cause the Company to exercise any right or remedy under the Servicing Agreement with CSG Servicer, including termination, in accordance with the terms thereof.

(g) Assignment. F45 may, at any time prior to the closing of the Deadlock Sale, assign to any person, or entity its right to receive the assignment of CSG’s Interest, but such assignment shall not relieve F45 of its obligations and liabilities hereunder.

(h) Representations. The sale of CSG’s Interest shall be on an as-is basis without any representations or warranties, except for the following representations and warranties: CSG owns the Interest free of any security, encumbrance, interest, pledge, mortgage, lien, charge, adverse claim, option, warrant, preferential arrangement or restriction of any kind (collectively, an “Lien”), the sale is legal and validly binding on CSG, the assignment agreement is enforceable against CSG, CSG is duly authorized to enter into the assignment agreement and to sell its Interest, and the assignment will not cause any conflicts with other agreements to which CSG is a party.

(i) Future Liability. CSG shall have no liability for any obligations accruing under this Agreement after the closing of the sale of the Deadlock Sale except as expressly provided in this Section 3.6 or the documents executed under this Section 3.6. F45 shall have no liability to CSG for any obligations accruing under this Agreement after the closing of the Deadlock Sale.

(j) Remedies. Except as expressly set forth herein, the remedies set forth herein for a breach of this Section 3.6 are not exclusive.

3.6 EOD.

(a) EOD Declaration. Each Member and the Company shall promptly notify all Members if it becomes of aware of any events, actions or circumstances that constitute, or would reasonably be expected to constitute, any default or “Event of Default” (or any similar term defined in the Loan Documents) under the Loan Documents (each, an “EOD”). Upon the occurrence and continuance of any EOD, CSG may, in its sole discretion, cause the Company to deliver a notice of any such EOD to the Borrower. With respect to any EOD resulting from any nonpayment default, bankruptcy default or any other default for which no grace period has been expressly provided under the Loan Document (each, a “Material EOD”), CSG may, in its sole discretion, upon written notice to the Company and F45, cause the Company to declare all outstanding obligations under the applicable Loan Documents immediately due and payable and direct the Company to take any enforcement action available to the Company under applicable law and the Loan Documents (an “EOD Declaration”); provided that, no EOD Declaration may be made by CSG with respect to any EOD (other than a Material EOD) without the prior written consent of F45 (not to be unreasonably withheld, conditioned or delayed). In the event of an EOD Declaration, then, to the extent one or more Material EODs have occurred and are continuing under any Loan Document, CSG shall have the right, within thirty (30) days after an EOD Declaration (the “EOD Period”) to initiate a Servicer Transfer (as defined in the Service Agreement) by delivering to the Company and F45 a Servicer Transfer Notice (as defined in the Service Agreement.

(b) EOD Procedures.

(i) Solely with respect to the initial Servicer (or its permitted assigns), to the extent one or more Material EODs have occurred and are continuing under any Loan Document and Servicer delivers a Servicer Transfer Notice (as defined in the Servicer Agreement) to the Company and F45 in accordance with the terms of the Servicer Agreement, then F45 and the Company shall cooperate in good faith with CSG and Servicer to promptly consummate the Servicer Transfer (as defined in the Servicer Agreement) and shall execute and deliver such further instruments and documents and do such further acts and things as reasonably requested by Servicer or CSG in furtherance thereof.

(ii) If the initial Servicer fails to deliver a Service Transfer Notice within (30) days of an EOD Declaration (or if the initial Servicer notifies F45 that it does not intend to consummate a Servicer Transfer), then F45 may elect, upon written notice delivered to CSG within thirty (30) days of receiving such notice or, if applicable, the expiration of the EOD Period (the “F45 Transfer Notice”), to acquire, directly or indirectly, all or a portion of the Collateral (including, without limitation, the equity interests of the Borrower) for the EOD Purchase Price (an “F45 Transfer”). If F45 does not deliver the F45 Transfer Notice within such period (or if F45 notifies CSG that it does not intend to consummate a F45 Transfer), then CSG and F45 may mutually agree to cause the Company to exercise any other enforcement actions or remedies available to the Company (including, without limitation, the acquisition, set-off, foreclosure or sale of all or a portion of the Collateral) under the applicable Loan Documents or applicable law with respect to the applicable EOD.

(iii) As used in this Section 3.6(b), the “EOD Purchase Price” means an amount equal to the outstanding principal amount of the applicable Loan (together with any accrued but unpaid interest thereon).

IV. OBLIGATIONS OF THE MEMBERS

4.1 Confidentiality.

(a) Each Member covenants and agrees that such Member and such Member’s employees, officers, directors, stockholders, agents, representatives, Affiliates that receive Confidential Information (as defined below) and the successors and assigns thereof, shall retain in strict confidence, and shall not use for any purpose whatsoever, or divulge, disseminate or disclose to any third party any non-public information relating to the Company or its business, including, without limitation, financial information, development plans, pricing information, business methods, management information systems and software, customer lists, supplier lists, leads, solicitations and contacts, know-how, show-how, inventions, techniques, improvements, specifications, trade secrets, agreements, research and development, business plans and marketing plans of the Company (all of such information being hereinafter referred to as “Confidential Information”). The provisions of this Section 4.1 shall survive and continue to bind each Member notwithstanding any such Member ceasing to be a Member of the Company.

(b) In the event that a Member is required by law rule, regulation or valid legal process (including, without limitation, by deposition, interrogatory, request for documents, subpoena, civil investigation, demand, order or similar process) to disclose any Confidential Information, such Member will, unless prohibited by such law, rule regulation or legal process, provide written notice to the Company (as soon as practicable) of such requirement so that the Company may, at its own expense, seek an appropriate protective order. If no protective order is obtained in time for such required disclosure, such Member may disclose without liability hereunder that portion of the Confidential Information which it is advised by counsel is legally required to be disclosed.

4.2 Additional Obligations of F45.

(a) Borrower Candidates. F45 shall market the Loans to prospective Borrowers using its commercially reasonable efforts and discretion, which may include by advertising the Loan program on F45’s company websites and social media accounts, placing general advertisements and contacting prospective Borrowers. F45 shall promptly review and evaluate Loan applications from potential Borrowers. Within ten (10) days of receipt of a complete Loan application from a potential Borrower who (i) meets the applicable Borrower criteria, as agreed by the Members from time to time and (ii) otherwise satisfies F45’s customary policy and practices for evaluating potential F45 franchisees, F45 shall prepare and deliver to CSG an initial underwriting package, detailing the terms of the requested Loan, the financial profile of the potential Borrower and F45’s recommendation with respect to the requested Loan (the “Underwriting Package”). F45 shall use commercially reasonable efforts to provide such readily available additional information as CSG may reasonably request in connection with its evaluation of the Underwriting Package.

(b) Management Services Agreement. F45 or its affiliate shall (i) enter into a franchise agreement and management services agreement with each Borrower, in each case, substantially in the form previously approved by the Members; (ii) perform its obligations under such agreements in accordance with the terms and conditions thereof; and (iii) provide all customary franchisee support services to each Borrower on substantially similar terms as F45 provides to its other franchisees.

(c) Performance Management Report. F45 shall, on a quarterly basis, provide to CSG and the Servicer regular reports of its performance management program with respect to each Borrower.

V. ACCOUNTING PROVISIONS

5.1 Fiscal Year. The fiscal and taxable year of the Company (the “Fiscal Year”) shall be the calendar year or as otherwise provided in the Internal Revenue Code of 1986, as amended (the “Code”).

5.2 Books and Accounts.

(a) Complete and accurate books and accounts shall be kept and maintained by Servicer or a third party designated by Servicer for the Company at the principal place of business of the Company or at such other place as designated by the Members. The bank accounts of the Company, if any, shall be held at a banking institution selected by the Members. Such books and accounts shall be kept on the an accrual basis under generally accepted accounting principles and practices, as the Members may select, in accordance with generally accepted accounting principles and practices and shall include separate accounts for each Member. The Servicer shall also provide monthly, quarterly and annual financial statements for the Company to all the Members. A list of the names and addresses of the Members shall be maintained as part of the books and records of the Company. The Company shall keep the books and records open to inspection and examination at reasonable times and upon reasonable notice by each Member and its duly authorized representatives for any purpose reasonably related to such Member’s ownership of Units or other interest in the Company.

(b) The Company shall obtain an annual audit of the Company performed by an auditor registered with the Public Company Accounting Oversight Board, which shall be at the sole cost and expense of the Company (to be borne by the Members on a pro rata basis). Such audit shall be delivered to the Members within 120 days after December 31 of each calendar year.

(c) All funds received by the Company shall be deposited in the name of the Company in such bank account or accounts as the Members may designate from time to time, and withdrawals therefrom shall be made upon the signature of the authorized signatory on behalf of the Company as the Members may designate from time to time. All deposits and other funds not needed in the operation of the Company’s business may, in the discretion of the Members, be deposited in interest-bearing bank accounts or in a money market fund, or invested in treasury bills, certificates of deposit, and/or U.S. government security-backed repurchase agreements or similar short-term money market instruments, or funds investing in any of the foregoing.

5.3 Tax Reports. The Company shall cause to be prepared after the end of each taxable year of the Company and filed, on or before their respective due dates (as the same may be extended), all federal and state income tax returns of the Company for such taxable year, and the Members shall take all commercially reasonable action as may be necessary to permit the Company’s accountants to prepare and timely file such returns. The Company shall cause the Company to use commercially reasonable efforts to deliver a Form 1065 (Schedule K-1) to each Member within ninety (90) days after the end of each taxable year reflecting the Member’s pro rata share of income, loss, credit and deductions for such taxable year but shall furnish Form 1065, applicable Schedule K-1s, and required schedules and attachments to Form 1065 no later than June 30 following the end of the taxable year (e.g. June 30, 2023 for the year ended December 31, 2022) for review and approval by the Members.

5.4 Tax Audits.

(a) By joining this Agreement, each Member appoints and designates CSG as the “partnership representative” of the Company within the meaning of Section 6223 of the Code, and to any equivalent or similar role under state, local, or non-U.S. law (the “Partnership Representative”). To the extent CSG is not permitted to be the Partnership Representative under applicable law, each Member agrees CSG shall have the exclusive authority to appoint and designate the Partnership Representative (including, without limitation, a “designated individual” within the meaning of Treasury Regulations Section 301.6223-1(b)(3) or any successor provision). The Partnership Representative shall have any powers necessary to perform fully in such capacity, and shall be permitted to take any and all actions, to the extent permitted by law, in consultation with CSG if CSG is not the Partnership Representative. CSG shall have the exclusive authority to appoint and designate its affiliate as a Partnership Representative. The Partnership Representative shall be reimbursed by the Company for all costs and expenses incurred by it, and indemnified by the Company with respect to any action brought against it, in its capacity as the Partnership Representative.

(b) The Members agree that any and all actions taken by the Partnership Representative shall be binding on the Company and all of the Members and the Members shall reasonably cooperate with the Company and the Partnership Representative, and undertake any action reasonably requested by the Company or the Partnership Representative, in connection with any elections made by the Partnership Representative or as determined to be reasonably necessary by the Partnership Representative under any BBA provision.

(c) Each Member further agrees that such Member will not treat any Company item inconsistently on such Member’s U.S. federal, state, local and/or non-U.S. tax returns or in any claim for a refund with the treatment of the item on the Company’s tax returns, and will not independently act with respect to tax audits or tax litigation affecting the Company, unless the prior written consent of CSG has been obtained.

(d) CSG may in its sole discretion cause the Partnership to make all elections not otherwise expressly provided for in this Agreement required or permitted to be made by the Company under the Code and any state, local or non-U.S. tax laws (including, but not limited to, making an election under Section 754 of the Code). Each Member will upon request supply any information necessary to give proper effect to such elections.

(e) Notwithstanding anything to the contrary herein, the Partnership Representative shall promptly notify the Members if any tax return of the Partnership is audited or if any adjustments are proposed to any items of Partnership income, gain, loss, deduction or credit, under the BBA. In addition, the Partnership Representative shall (i) promptly furnish to the Members all notices concerning administrative or judicial proceedings relating to federal income tax matters as required under the Code, (ii) inform each Member of all significant matters that come to its attention in its capacity as Partnership Representative by giving notice thereof reasonably promptly after becoming aware thereof and (iii) within a reasonable time, forward to each Member copies of all significant written communications it receives or submits in its capacity as Partnership Representative. During the pendency of any audit of the Company pursuant to the BBA, the Partnership Representative shall keep the Members reasonably informed of the status of any such audit.

(f) The obligations set forth in this Section 5.4 shall survive the termination of any Member’s interest in the Company, the termination of this Agreement and/or the termination, dissolution, liquidation or winding up of the Company, and shall remain binding on each Member for the period of time necessary to resolve with the IRS (or any other applicable taxing authority) all income tax matters relating to the Company and for Members to satisfy their indemnification obligations, if any, pursuant to this Section 5.4.]

5.5 Financial Reporting. Servicer shall prepare, or cause to be prepared, financial statements on a monthly, quarterly and annual basis for the Company, which shall include statement of operations, balance sheet, statement of cash flows and statement of each Member’s equity. Servicer shall deliver reporting in a timely fashion to the Company on or before (i) fifteen (15) days after the end of each calendar month, (ii) thirty (30) days after the end of each calendar quarter and (iii) sixty (60) days after the end of each fiscal year.

VI. TRANSFERS OF UNITS; SALE OF THE COMPANY

6.1 Transfers. A Member may not, directly or indirectly, sell, transfer, gift, assign or otherwise dispose of, or permit, voluntarily or involuntarily or by operation of law, any Lien upon all or any portion of such Member’s Units or any interest therein (hereinafter collectively referred to as a “Transfer”) without the prior written consent of the other Members; provided, however, that a transaction that is a pledge in connection with a bona fide financing arrangement shall not be deemed to be a Transfer but a foreclosure pursuant thereto shall be deemed to be a Transfer. Upon such consent only, the transferee shall be deemed a “Permitted Transferee”. Any such Transfer in violation of this Agreement shall be invalid and void, shall not bind the Company and shall have no effect whatsoever on the Company or its Members. Notwithstanding the foregoing, any Transfer by a Member to its Affiliate shall be permitted, but shall not release the assigning Member from its Capital Commitment obligations.

6.2 Further Limitations on Transfers.

(a) In no event may a Transfer by any Member be made if the Transfer would result in (i) the Company to being a “publicly traded partnership”, as such term is defined in Sections 469(k)(2) or 7704(b) of the Code or the Treasury Regulations promulgated thereunder or otherwise treated as an association classified as a corporation for U.S. federal income tax purposes, (ii) the Company being in violation of any applicable law, or (iii) the dissolution of the Company, and if so attempted in any such case, the Transfer shall be void and shall not bind the Company.

(b) Each Member, by its acceptance of an Interest, is deemed to agree to not take any action, or refrain from taking any action, which would cause the Company to be, for U.S. federal income tax purposes, classified as a publicly traded partnership or as a taxable mortgage pool or otherwise to be treated as a corporation for U.S. federal income tax purposes.

(c) In connection with any BBA provision, and to the fullest extent permitted by law, any Member that Transfers or withdraws all or any portion of its Interest agrees to reasonably cooperate with the Company and CSG, timely to file income tax returns, and timely to pay or bear income taxes, including any interest and penalties, with respect to its Interest so transferred or withdrawn for any pre-Transfer or pre-withdrawal taxable years (or any portion thereof).

6.3 Transfers by Operation of Law. In the event of any Involuntary Transfer (as defined below) of a Member’s Units, the transferee shall not be substituted as a Member and shall not have any rights as a Member of the Company, including, without limitation, any voting rights attached to such Transferred Units. “Involuntary Transfer” shall mean any involuntary Transfer or Transfer by operation of law (including Transfers by will or by the laws of decent) of the Units held by any Member by or in which such Member shall be deprived or divested of any right, title or interest in or to such Units, including, without limitation, by seizure under levy of attachment or execution, by foreclosure upon a pledge, in connection with any voluntary or involuntary bankruptcy or other court proceeding to a debtor in possession, trustee in bankruptcy or receiver or other officer or agency, pursuant to any statute pertaining to escheat or abandoned property, pursuant to a divorce or separation agreement or a final decree of a court in a divorce action, upon or occasioned by the incompetence of any Member and to a legal representative of any such Member. In such instance, the Company shall have the sole and exclusive right to purchase the involuntarily transferred Units from the transferee based on their fair market value, and the transferee shall be obligated to sell such involuntarily transferred Units back to the Company.

6.4 Substituted Members.

(a) A Permitted Transferee of any Units in accordance with the provisions of this Article VI, shall be admitted to the Company as a Member (a “Substituted Member”) and entitled to all the rights of a Member with respect to such Transferred Units if and only if (i) the transferring Member gives the Permitted Transferee such right, (ii) the transferee is a Permitted Transferee and (iii) the Permitted Transferee has agreed in writing to be bound by the provisions of this Agreement.

(b) The Company shall be entitled to treat the record owner of any Units or other interest in the Company as the absolute owner thereof and shall incur no liability for distributions made in good faith to such owner until such time as a written assignment of such Units or other interest in the Company, which assignment is permitted pursuant to and made in accordance with the terms and conditions of this Article VI, has been received and accepted by the Company, has been recorded on the books of the Company and all fees and expenses of the Company incurred in connection with such transfer have been paid in full in accordance with Section 6.3. Upon the admission of a Substituted Member, the Schedule of Members attached hereto shall be amended to reflect the Transfer to the Substituted Member.

(c) Following a Transfer of Units that is permitted under this Article VI, the Permitted Transferee of such Units who is admitted as a Substituted Member shall be treated as having made all of the Capital Contributions in respect of, and received all of the allocations and distributions received in respect of, such Units, shall succeed to the Capital Account (as defined below) associated with such Units and any Permitted Transferee shall receive allocations and distributions in respect of such Units as if such transferee were a Member.

VII. DISTRIBUTIONS AND ALLOCATIONS

7.1 Capital Accounts. The Company shall establish and maintain a capital account for each Member (each, a “Capital Account”), which shall take into effect, as applicable, that:

(a) Each Member’s Capital Account shall be increased by (i) the amount of cash (or the fair market value of other property, if any, net of liabilities secured by such property that the Company assumes or take subject to) contributed by such Member to the Company, and (ii) allocations to the Member of Profits of the Company.

(b) Each Member’s Capital Account shall be decreased by (i) the amount of money and the fair market value of property (net of liabilities secured by such distributed property that such Member assumes or takes subject to) distributed to it by the Company, and (ii) allocations to the Member of Loss of the Company.

(c) Each Member’s Capital Account shall be further adjusted as may be necessary in order for the Members’ Capital Accounts to be determined and maintained in accordance with Income Treasury Regulations Section 1.704-1(b)(2)(iv).

(d) In the event of any Transfer of Units, the Transferee shall succeed to the Capital Account of the transferor with respect to the interest Transferred.

(e) In the discretion of the Members, the Capital Accounts of the Members shall be increased or decreased to reflect a revaluation of property of the Company (including intangible assets such as goodwill) on the Company’s books upon the occurrence of a revaluation event as described in Treasury Regulations Section 1.704-1(b)(2)(iv)(f). Upon such revaluation: (i) the Gross Asset Value of all assets of the Company shall be adjusted based on the fair market value of such property (taking into account Code Section 7701(g))

on the revaluation date, and (ii) the unrealized income, gain, loss or deduction with respect to such property (that has not been reflected in the Capital Accounts previously) shall be allocated among the Members as if there were a taxable disposition of such property for such fair market value on the revaluation date.

7.2 Distributions. The Company shall make distributions, on or prior to the fifteenth (15th) Business Day of each month to the Members from Available Cash as follows:

(a) First, 100% to any Member who has made an Additional Capital Contribution for a Delinquent Member until such Member receives the amount of such Additional Capital Contribution and an 18% per annum senior preferred return on the Additional Capital Contribution made for such Delinquent Member;

(b) Second, to CSG until CSG has received the Senior Interest Amount accrued on 80% of (i) all CSG Capital Contributions funded hereunder minus (ii) the aggregate amount of prior Distributions to CSG made by the Company that constitute a return of Capital Contributions therefor pursuant to Section 7.2(c);

(c) Third, to CSG until CSG has received Distributions in an amount equal to 80% of all CSG Capital Contributions funded hereunder;

(d) Fourth, to F45 until F45 has received the Junior Interest Amount accrued on 80% of (i) F45 Capital Contributions funded hereunder minus (ii) the aggregate amount of prior Distributions to F45 made by the Company that constitute a return of Capital Contributions therefor pursuant to Section 7.2(e);

(e) Fifth, to F45 until F45 has received Distributions in an amount equal to 80% of all F45 Capital Contributions funded hereunder; and

(f) Sixth, to the Members, pro rata based on the Percentage Interest held by each Member.

The obligation to make payments pursuant to the foregoing shall be cumulative and shall accrue on all such Capital Contributions from the date such contributions are made until they are returned to the contributing Member. At the election of the Company (with such election to be made by CSG), the cash amounts payable pursuant to Section 7.2(b) and Section 7.2(d) above may be paid in kind in the form of Units and the dollar value of such amounts shall be considered a Capital Contribution of the applicable Member (made as of the applicable payment date) for all purposes under this Agreement.

As used in this Section 7.2, the following terms have the meanings ascribed thereto:

“Available Cash” means all cash and cash equivalents of the Company from interest, asset sales, principal prepayments, refinancings, settlement proceeds, fees or other sources at any time available for Distribution after payment of or set aside for (i) all operating expenses and fees of the Company or its subsidiaries (including trustee fees, custodial fees, all Servicing Fees, any arising under an asset management agreement with a replacement Servicer, legal, auditing and other similar fees and other operational expenses), in each case, in the ordinary course of business, (ii) the funding of reserves as determined in accordance with this Agreement; and (iii) all prior Distributions, as determined by the Members pursuant to Section 3.3(h). For the avoidance of doubt, Available Cash shall include any proceeds received by the Company in connection with an EOD, including as a result of a Servicer Transfer or F45 Transfer under Section 3.6(b).

“Junior Interest Amount” shall mean the amount accruing on F45’s Units from the time of issuance on a daily basis (compounding annually), at a rate of 5.00% per annum on (a) the Unreturned F45 Contributions plus (b) the Junior Interest Amount thereon for all prior annual periods which has not been distributed with respect to such Units pursuant to this Section 7.2 or Section 8.4. In calculating the amount of any Distribution to be made during a period, the portion of the Junior Interest Amount with respect to F45’s Units for the portion of the period elapsing before such Distribution is made shall be taken into account in determining the amount of such Distribution.

“Senior Interest Amount” shall mean the amount accruing on CSG’s Units from the time of issuance on a daily basis (compounding annually), at the rate per annum determined pursuant to Exhibit B as of the applicable calculation date on (a) the Unreturned CSG Contributions plus (b) the Senior Interest Amount thereon for all prior annual periods which has not been distributed with respect to such Units pursuant to this Section 7.2 or Section 8.4. In calculating the amount of any Distribution to be made during a period, the portion of the Senior Interest Amount with respect to CSG’s Units for the portion of the period elapsing before such Distribution is made shall be taken into account in determining the amount of such Distribution.

“Unreturned F45 Contribution” shall mean an amount equal to (a) the amount of F45’s Capital Contributions minus (b) the aggregate amount of prior Distributions made by the Company that constitute a return of Capital Contributions therefor pursuant to Section 7.2(e).

“Unreturned CSG Contribution” shall mean an amount equal to (a) the amount of CSG’s Capital Contributions minus (b) the aggregate amount of prior Distributions made by the Company that constitute a return of Capital Contributions therefor pursuant to Section 7.2(c).

7.3 Allocation of Profits and Losses.

(a) General. Except as otherwise required by Code Section 704 and the Treasury Regulations thereunder, Profit or Loss, for each Fiscal Year or other period (“Period”) of the Company shall be allocated among the Members in such a manner that, as of the end of such Period, the Adjusted Capital Account Balance of each Member is equal to the respective net amount that would be distributed to such Member under this Agreement, determined as if the Company were to sell the assets of the Company for an amount of cash equal to their Gross Asset Value, pay the liabilities of the Company, and distribute the proceeds pursuant to Section 7.2.

(b) Book-Tax Accounting Disparities. Solely for federal income tax purposes, if property of the Company is reflected in the Capital Accounts of the Members at a Gross Asset Value that differs from the adjusted tax basis of such property, allocations of Depreciation, amortization, income, gain or loss with respect to such property shall be made among the Members, using such method as determined by the Members, in a manner which takes such difference into account in accordance with Code Section 704(c) and the Treasury Regulations thereunder.

(c) Adjustment to Capital Accounts for Distributions of Property. If the Company distributes property that is reflected in the Capital Accounts of the Members at a Gross Asset Value that differs from the fair market value of such property at the time of distribution, the difference shall be treated as Profit or Loss on the sale of such property and shall be allocated among the Members as of the time immediately prior to such distribution in accordance with Section 7.3(a).

(d) Allocations in Event of Transfer. If an interest in the Company is transferred in accordance with this Agreement, allocations of Profits and Losses as between the transferor and transferee shall be made using any method selected by the Members and permitted under Code Section 706.

(e) Tax Allocations. Items of Company income, gain, loss, deduction or credit recognized for federal income tax purposes shall be allocated among the Members for federal income tax purposes on the same basis as their respective book items but in a manner that is consistent with the requirements of the Code and the Treasury Regulations.

(f) Modifications to Preserve Underlying Economic Objectives. In the event that there is a change in the federal income tax law, or the allocations provided for in this Agreement do not comply with the substantial economic effect and capital account rules set forth under Code Section 704 and the Treasury Regulations thereunder or otherwise properly reflect the economic interests of the Members, CSG, acting in its reasonable discretion after consultation with F45 and with the tax advisors to the Company, shall make such modifications to the allocation provisions of this Agreement necessary to preserve the underlying economic objectives of the Members and to comply with such provisions of the Code and the Treasury Regulations.

(g) U.S. Treasury Regulations. The provisions of Section 7.1 and this Section 7.3 relating to the maintenance of Capital Accounts and allocations of income, gain, loss, expense or deduction are intended to comply with U.S. Treasury Regulations section 1.704-1(b) (including, without limitation, the “minimum gain chargeback” and “qualified income offset” provisions contained therein) and shall be interpreted and applied in a manner consistent with such U.S. Treasury Regulations.

7.4 No Return of Distributions. No Member shall have any obligation to refund to the Company any amount that shall have been distributed to such Member pursuant to this Agreement, subject, however, to the rights of any third party creditor under law.

7.5 Tax Distributions. Subject to Section 7.4, to the extent that a Member is allocated taxable income from the Company as a result of it being a Member, the Company may make distributions to the Members in amounts to be determined as set forth in the immediately following sentence. The amounts distributable pursuant to this Section 7.5 shall be the amounts necessary to enable the Members (or any Persons whose tax liability is determined by reference to the income of a Member) to discharge their U.S. federal, state, local and foreign income tax liabilities arising from the allocations made pursuant to this Agreement, assuming that each Member is a taxable Person and subject to the maximum applicable federal, state, local and foreign income tax rates, and otherwise based on such reasonable assumptions as CSG determines in good faith to be appropriate (including without limitation giving effect to prior year loss allocations; provided that distributions to a Member pursuant to this Section 7.5 shall count against and reduce subsequent Distributions to such Member pursuant to Section 7.2, and provided further that Distributions to a Member pursuant to Section 7.2 during a particular year shall reduce distributions to which such Member is entitled with respect to such year pursuant to this Section 7.5.

7.6 Withholding. Notwithstanding any other provision of this Agreement, the Company is authorized to take any action that it reasonably determines to be necessary or appropriate to cause the Company to comply with any foreign or United States federal, state or local withholding or composite tax payment requirement with respect to any allocation, payment or distribution by the Company to any Member or other Person. All amounts so withheld or paid, and, in the manner determined by CSG, amounts withheld or paid with respect to any direct or indirect allocation, payment or distribution by any Person to the Company (or otherwise, including pursuant to Section 1446(f)(4)) of the Code, shall be treated as distributions to the applicable Member under the applicable provisions of this Agreement, as the case may be. If any such withholding or composite tax payment requirement with respect to any Member exceeds the amount distributable to such Member under applicable provisions of this Agreement or if any such withholding or composite tax payment requirement was not satisfied with respect to any amount previously allocated, paid or distributed to such Member, such Member and any successor or Permitted Transferee with respect to such Member’s Units hereby agrees to repay to the Company and hold harmless the other Members and the Company for such excess amount or such withholding or payment requirement, as the case may be; it being understood that no such indemnification will be considered a Capital Contribution for purposes of this Agreement. Any amount so withheld by the Company shall be promptly paid by the Company to the appropriate federal, state or local taxing authority. A Member’s obligation to so indemnify shall survive the Transfer or assignment of such Member’s Units and the liquidation and dissolution of the Company or the Member’s Units, and the Company may pursue and enforce all rights and remedies it may have against each such Member under this Section 7.6. Each Member, by its acceptance of a Unit agrees to timely furnish to the Company or their agents any U.S. federal income tax form or certification (including, without limitation, IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8IMY (with appropriate attachments), or IRS Form W-9 or any successor to such IRS form) at the time of entering into this Agreement, and at such time or times as required by law or that the Company or their agents may reasonably request. Any “imputed underpayment” within the meaning of Section 6225 of the Code paid by the Company as a result of an adjustment with respect to any Company item, including any interest or penalties with respect to any such adjustment, shall be treated as if it were an amount withheld as described in this Section 7.6 with respect to the appropriate Members.

7.7 Limitations. Notwithstanding anything to the contrary herein, the Company shall not make a distribution to any Member on account of its Units if such distribution would violate the Act or other applicable law.

VIII. LIQUIDATION AND TERMINATION OF THE COMPANY

8.1 Dissolution. The Company shall be dissolved and its affairs shall be wound up on the first to occur of the following:

(a) the soonest date after which all Loans are repaid in full and all other Company matters related to the Investments have been wound up; or

(b) the entry of a decree of judicial dissolution of the Company under Section 702 of the Act.

The death, retirement, resignation, expulsion, withdrawal, bankruptcy or dissolution of any Member shall not cause the dissolution of the Company and thereafter the Company shall continue its existence.

8.2 General. Upon the termination of the Company, the Company shall be liquidated in accordance with this Article VIII and the Act. The liquidation shall be conducted and supervised by the Members or a Person appointed by the Members (the “Liquidating Agent”). The Liquidating Agent shall have all of the rights and powers with respect to the assets and liabilities of the Company in connection with the liquidation and termination of the Company that the Members would have with respect to the assets and liabilities of the Company during the Term. Without limiting the foregoing, the Liquidating Agent is hereby expressly authorized and empowered to execute and deliver any and all documents which are necessary or desirable to effectuate the liquidation and termination of the Company and the transfer of any asset or liability of the Company. The Liquidating Agent shall have the right from time to time, by revocable powers of attorney, to delegate to one or more Persons any or all of such rights and powers and such authority and power to execute and deliver documents, and, in connection therewith, to fix the reasonable compensation of each such Person, which compensation shall be charged as an expense of liquidation. The Liquidating Agent is also expressly authorized to distribute the Company’s property to the Members subject to Liens.

8.3 Statements on Termination. Each Member shall be furnished with a statement prepared by the Company’s regular accountants setting forth the assets and liabilities of the Company as of the date of complete liquidation, and each Member’s share thereof. Upon compliance with the distribution plan set forth in Section 8.4 below, the Members shall cease to be such, and the Liquidating Agent shall execute, acknowledge and cause to be filed, where appropriate under law, a certificate of dissolution of the Company.

8.4 Priority on Liquidation. The Liquidating Agent shall, to the extent feasible, liquidate the assets of the Company as promptly as shall be practicable. To the extent that the proceeds are sufficient therefor, as the Liquidating Agent shall deem appropriate, the proceeds of such liquidation shall be applied and distributed in the following order of priority (the “Liquidation Distribution”):

(a) First, to pay the costs and expenses of the liquidation and termination;

(b) Second, to pay the matured or fixed debts and liabilities of the Company including any debts to any Member or other amounts owed to a Member as permitted hereunder (other than loans owed by Delinquent Members, which shall be paid in accordance with Section 8.4(d));

(c) Third, to establish any reserves that the Liquidating Agent may deem necessary for any contingent, unmatured or unforeseen liability of the Company; and

(d) The balance, if any, shall be distributed to the Members in accordance with Section 7.2.

8.5 Distribution of Non-Liquid Assets. If the Liquidating Agent shall determine that it is not practicable to liquidate all of the assets of the Company, then the Liquidating Agent shall cause the fair market value of the assets not so liquidated to be determined by appraisal by an independent appraiser from an appraiser designated by CSG. Such assets, as so appraised, shall be retained or distributed by the Liquidating Agent as follows:

(a) The Liquidating Agent shall retain assets having a fair market value equal to the amount, if any, by which the net proceeds of liquidated assets are insufficient to satisfy the debts and liabilities of the Company (other than any debt or liability for which neither the Company nor the Members are personally liable), to pay the costs and expenses of the dissolution and liquidation, and to establish reserves, all subject to the provisions of Section 8.4. The foregoing shall not be construed, however, to prohibit the Liquidating Agent from distributing, pursuant to Section 8.4, property subject to Liens at the value of the Company’s equity therein.

(b) The remaining assets (including, without limitation, receivables, if any) shall be distributed to the Members by way of undivided interests therein in such proportions as shall be equal to the respective amounts to which each Member is entitled pursuant to Section 8.4. If, in the judgment of the Liquidating Agent, it shall not be practicable to distribute to each Member an undivided aliquot share of each asset, the Liquidating Agent may allocate and distribute specific assets to one or more Members as tenants-in-common as the Liquidating Agent shall determine to be fair and equitable, taking into consideration, inter alia, the basis for tax purposes of each asset distributed.

(c) Nothing contained in this Article VIII or elsewhere in this Agreement is intended to cause any in-kind distributions to be treated as sales for value.

8.6 Orderly Liquidation. A reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors, so as to minimize the losses normally attendant upon liquidation.

IX. EXCULPATION AND INDEMNIFICATION

9.1 Exculpation. No officer nor his agent shall be liable to the Company or to any Member for (a) any loss suffered by the Company unless such loss is caused by such Person’s gross negligence, willful misconduct, or knowing and intentional violation of law or (b) any errors in judgment or for any acts or omissions that do not constitute gross negligence, intentional misconduct, knowing violation of law or material breach of this Agreement.

9.2 Right to Indemnification. Subject to the limitations and conditions as provided in this Article IX, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative (hereinafter a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he, or a Person of whom he is the legal representative, is or was a Member and/or an officer of the Company, or while a Member and/or officer is or was serving at the request of the Company as an officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust or other enterprise shall be indemnified by the Company to the fullest extent permitted under applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against judgments, penalties, fines, settlements and reasonable expenses (including, without limitation, attorneys’ fees) actually incurred by such Person in connection with such Proceeding; provided that (a) such Person’s course of conduct was pursued in good faith and believed by him to be in the best interests of the Company and (b) such course of conduct did not constitute gross negligence, intentional misconduct, or knowing violation of law on the part of such Person and otherwise was materially in accordance with the terms of this Agreement. Indemnification under this Article IX shall continue with respect to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. The rights granted pursuant to this Article IX shall be deemed contractual rights, and no amendment, modification or repeal of this Article IX shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Article IX could involve indemnification for negligence.

9.3 Advance Payment. The right to indemnification conferred in this Article IX shall include the right to be paid or reimbursed by the Company the reasonable expenses incurred by a Person of the type entitled to be indemnified under Section 9.2 who was, is or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Person’s ultimate entitlement to indemnification; provided that the payment of such expenses incurred by any such Person in advance of the final disposition of a Proceeding shall be made only upon delivery to the Company of a written affirmation by such Person of his good faith belief that he has met the standard of conduct necessary for indemnification under Article IX and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under this Article IX or otherwise.

9.4 Indemnification of Employees and Agents. The Company may indemnify and advance expenses to any Person, as determined by the Members, by reason of the fact that such Person was an employee or agent of the Company or is or was serving at the request of the Company as an officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another Person against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a Person to the same extent that it shall indemnify and advance expenses to Members under this Article IX.

9.5 Appearance as a Witness. Notwithstanding any other provision of this Article IX, the Company may pay or reimburse reasonable out-of-pocket expenses incurred by a Member, officer or employee in connection with his or her appearance as a witness or other participation in a Proceeding related to or arising out of the business of the Company at a time when he or she is not a named defendant or respondent in the Proceeding.

9.6 Non-exclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article IX shall not be exclusive of any other right which a Member, officer or other Person indemnified pursuant to this Article IX may have or hereafter acquire under any law (common or statutory), provision of the Certificate or this Agreement, separate contractual arrangement or otherwise.

9.7 Insurance. The Company may purchase and maintain insurance, at its expense, to protect itself and any Person who is or was serving as an officer, employee or agent of the Company or is or was serving at the request of the Company as an officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under this Article IX.

9.8 Savings Clause. If this Article IX or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Member, officer or any other Person indemnified pursuant to this Article IX as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the fullest extent permitted by any applicable portion of this Article IX that shall not have been invalidated and to the fullest extent permitted by applicable law.

9.9 Transactions between the Company and the Members. Notwithstanding that it may constitute a conflict of interest, the Members or their Affiliates may engage in any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or rendering of any service or the establishment of any salary, other compensation or other terms of employment) with the Company so long as such transaction is approved in advance by CSG and F45.

X. SPECIFIC PERFORMANCE

10.1 Specific Performance. The parties recognize and acknowledge that their Units are closely held and that, accordingly, in the event of a breach or default, or threatened breach or default, by one or more of the parties hereto of the terms and conditions of this Agreement, the damages to the remaining parties to this Agreement, or any one or more of them, may be impossible to ascertain and such parties will not have an adequate remedy at law. In the event of any such breach or default, or such threatened breach or default, in the performance of the terms and provisions of this Agreement, any party or parties thereof aggrieved thereby shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to enforce the specific performance of the terms and provisions of this Agreement, to enjoin further violations of the terms and provisions of this Agreement and/or to obtain damages. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or at law. Each Member hereby waives any requirement for security or the posting of any bond or other surety and proof of damages in connection with any temporary or permanent award of injunctive, mandatory or other equitable relief and further agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

XI. GOVERNING PROVISIONS

11.1 Governing Law. The limited liability company law of the State of Delaware shall govern all issues and questions concerning the relative rights of the Company and its Members. All other issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law, rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances are not affected thereby and that provision shall be enforced to the greatest extent permitted by law.

11.2 Consent to Jurisdiction; WAIVER OF JURY TRIAL. All actions and proceedings arising out of, or relating to, this Agreement shall be heard and determined in any state or federal court sitting in New York, New York. The undersigned, by execution and delivery of this Agreement, expressly and irrevocably: (i) consents and submits to the personal jurisdiction of any of such courts in any such action or proceeding; (ii) consents to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to such party by hand or by certified mail, delivered or addressed as set forth in Section 11.4; and (iii) waives any claim or defense in any such action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis. THE COMPANY AND EACH MEMBER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH THIS AGREEMENT.

11.3 Entire Agreement. This Agreement (including the Schedule of Members and the executed signature pages attached hereto) constitutes the entire understanding among the parties hereto. No waiver or modification of the provisions of this Agreement shall be valid unless it is in writing and signed by the party to be charged and then only to the extent therein set forth.

11.4 Notices. Any notice, demand, request, instruction, correspondence, or other document required or permitted to be given hereunder by any party to the other shall be in writing and delivered (i) in person, (ii) by a nationally recognized overnight courier service requiring acknowledgment of receipt of delivery, (iii) by United States certified mail, postage prepaid and return receipt requested, or (iv) by email, as follows:

(a)	CSG:

Club Sports Group LLC

80 Fifth Avenue, Suite 1101

New York, NY 10011

Attn: Jay Galluzzo

Email: jgalluzzo@clubsportsgroup.com

Kennedy Lewis Investment Management, LLC

111 West 33rd Street, Suite 1910

New York, NY 10120

Attn: Adam Goldberg

Telephone: (212) 782-3465

Email: Adam.goldberg@klimllc.com

(b)	F45:

3601 South Congress Avenue

Building E

Austin, TX 78704

Attn: Patrick Grosso

Telephone: (949) 322-3379

Email: pgrosso@f45hq.com

Attn: Ryan Mayes

Telephone: (440) 552-7856

Email: rmayes@f45hq.com

Notice shall be deemed given, received, and effective on: (i) if given by personal delivery or courier service, the date of actual receipt by the receiving party, or if delivery is refused on the date delivery was first attempted; (ii) if given by certified mail, the third day after being so mailed if posted with the United States Postal Service; and (iii) if given by email, the date on which the email is transmitted during the transmitter’s normal business hours, or at the beginning of the next

Business Day after transmission if confirmed at any time other than the transmitter’s normal business hours. Any Person entitled to notice may change any address to which notice is to be given to it by giving notice of such change of address as provided in this Section 11.4. The inability to deliver notice because of changed address or facsimile number of which no notice was given shall be deemed to be receipt of the notice as of the date such attempt was first made. A party’s authorized counsel may deliver any notice on such party’s behalf.

11.5 Construction; Additional Definitions.

(a) The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. In this Agreement, unless otherwise specified, the following rules of construction apply: (i) references to “Articles,” “Sections,” “Schedules” and “Exhibits” are references to articles, sections or subsections, schedules and exhibits of this Agreement; (ii) references to any Person include references to such Person’s successors and permitted assigns; (iii) words importing the singular include the plural and vice versa; (iv) words importing one gender include the other gender and the neuter; (v) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; (vi) the word “or” shall mean “and/or”; and (vii) a defined term has its defined meaning throughout this Agreement and in each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined.

(b) As used in this Agreement:

(i) “Adjusted Capital Account Balance” means, with respect to each Member, the balance in such Member’s Capital Account after (A) increasing such balance with any amounts which such Member is obligated or treated as obligated to restore with respect to any deficit balance in such Capital Account pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c), or is deemed to be obligated to restore with respect to any deficit balance pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-(2)(i)(5) and (B) reducing such balance with the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

(ii) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person (excluding, in the case of any Member, any portfolio companies or other Persons that are investments of any investment vehicle managed by such Member and/or an Affiliate thereof). The term “control” (including the terms “controlled by” and “under common control with”) as used in this definition means the possession, directly or indirectly (including through one or more intermediaries), of the power or authority to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. The term “Affiliated” shall have a correlative meaning. Notwithstanding the foregoing, a non-discretionary sub-advising relationship shall not confer Affiliate status.

(iii) “BBA” means Sections 6221 through 6241 of the Code, as amended from time to time, and the Treasury Regulations thereunder (whether proposed, temporary or final), including any subsequent amendments, successor provisions or other guidance thereunder, and any equivalent provisions for U.S. federal, state, local, or non-U.S. tax purposes.

(iv) “Business Day” means a day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required to close.

(v) “Depreciation” means, for each Period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Period, except that if the Gross Asset Value of an asset differs from its adjusted tax basis for federal income tax purposes at the beginning of such Period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Period bears to such beginning adjusted tax basis; provided, however, that if the adjusted tax basis for federal income tax purposes of an asset at the beginning of such Period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Members.

(vi) “Gross Asset Value” means, with respect to any asset of the Company, the asset’s adjusted basis for federal income tax purposes; provided, however, that if an asset is contributed to the Company, the initial Gross Asset Value of such property shall equal its fair market value as of the time of contribution; provided, further, that the Gross Asset Value of an asset may be adjusted pursuant to Sections 7.1(e) and 7.3(c).

(vii) “Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity (whether or not legally formed) or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

(viii) “Profit” and “Loss” mean for each Period, an amount equal to the Company’s taxable income or loss for such Period determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, deduction or credit required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss) with the following adjustments:

(1) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profit or Loss pursuant to this definition shall be added to such taxable income or loss;

(2) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profit or Loss pursuant to this definition, shall be subtracted from such taxable income or loss;

(3) Gain or loss resulting from any disposition of Company assets with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property may differ from its Gross Asset Value;

(4) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Period;

(5) In the event the Gross Asset Value of any Company asset is adjusted pursuant to Sections 7.1(e) or 7.3(c), the amount of such adjustment shall be taken into account as gain or loss for purposes of computing Profit or Loss; and

(6) Any items of income, gain, loss, deduction or credit specially allocated pursuant to Section 7.3 shall not be taken into account in computing Profit or Loss.

(ix) “Treasury Regulations” means the Income Tax Regulations promulgated under the Code.

(c) Relationship of Members. Each Member agrees that, to the fullest extent permitted by Section 18-1101 and other provisions of the Act and except to the extent expressly stated in this Agreement:

(i) Duties. Neither of the Members shall have any fiduciary or other implied duty (including good faith and fair dealing), responsibility or obligation to the Company or any other Member under the Act or other applicable law, including, without limitation, the principles of statutory, case or common law (and, to the extent permitted by applicable law, each Member hereby expressly and irrevocably waives and releases the other Member from any such fiduciary or other implied duty, responsibility or obligation, included the implied duty of good faith and fair dealing) except as otherwise expressly provided in this Agreement.

(ii) Contractual Duties Prevail. To the extent that, at law or in equity, a Member has duties (including, for the avoidance of doubt, fiduciary duties) and liabilities relating thereto to the Company or to the other Members, a Member acting pursuant to and in accordance with this Agreement shall not be liable to the Company or to any other Member except to the extent provided in this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Member otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Member.

(iii) Standard of Care. Whenever in this Agreement the Members or any Affiliate of the Members is permitted or required to make a decision (A) in its “discretion”, “judgment” or under a grant of similar authority or latitude, the applicable Member or such Affiliate shall be entitled to consider such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of, or any other factors affecting, any other Person, or (B) in “good faith” or under another express standard, the applicable Member or such Affiliate shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or other applicable law.

11.6 Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed and original and which together shall constitute one agreement binding on the parties hereto. Executed counterparts to this Agreement may be delivered via facsimile or via PDF in electronic mail. This Agreement and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or email with scan or facsimile attachment, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of the Company, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.

11.7 Amendments and Waivers. This Agreement may be amended, restated or otherwise modified in writing at any time and from time to time with the approval, consent or vote of the Members. Each Member hereby waives to the maximum extent permitted by law any claim it may have that any such amendments, restatement or modifications are not in good faith. The Members shall deliver (by any means) to each Member a copy of each executed amendment, restatement or modification of this Agreement. No provision of this Agreement may be waived without the prior written consent of the party against whom enforcement of such waiver is sought.

11.8 Binding Effect. Except as otherwise provided herein, this Agreement shall be binding upon and shall inure to the benefit of the respective heirs, executors, administrators, legal representatives, successors and Permitted Transferees of the parties hereto.

11.9 Further Assurances. Each Member agrees to execute and deliver such further instruments and documents and do such further acts and things as requested by the Members which may be required to carry out the intent and purposes of this Agreement.

11.10 No Third Party Beneficiaries. Except as is otherwise specifically provided for in this Agreement or as may otherwise be specifically agreed in writing by all of the Members, the provisions of this Agreement are not intended to be for the benefit of any creditor or other Person to whom any debts, liabilities, or obligations are owed by (or who otherwise has any claim against) the Company or any of the Members; and no such creditor or other Person shall obtain any benefit from such provisions or shall, by reason of any such foregoing provision, make any claim in respect of any debt, liability, or obligation against the Company or any of the other Members.

11.11 Interpretation. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

11.12 Manner of Acting. For any action of the Company or consent of the Members required under this Agreement, the affirmative vote or written consent of all Members shall be the act of the Members.

XII. INVESTMENTS

12.1 Investment Restrictions. The Company will not, and the Members and Servicer will cause the Company not to, invest in any assets other than the Investments (as defined in Section 1.2 of this Agreement). All Loans approved and made by the Company shall be based on the “Approved Loan Criteria” set forth in Exhibit A attached hereto; provided that the Approved Loan Criteria may be amended, restated, supplemented or otherwise modified from time to time with the written consent of each of the Members.

12.2 Investment Period. The period during which the Loans may be approved or funded by the Company shall commence on the Effective Date and end on the first to occur of (i) the twenty-four (24) month anniversary of the Effective Date, (ii) a material breach by a Member of any provision of this Agreement (including Section 6.1), which breach cannot be cured or, if curable, is not cured within ten (10) days of notice thereof and (iii) the date on which aggregate Capital Contributions equal or exceed $100,000,000 (the date to first occur, the “Investment Period Termination Date”). Notwithstanding the foregoing or anything to the contrary contained herein, the Investment Period Termination Date may be extended by mutual written agreement of the Members.

[SIGNATURE PAGES FOLLOW]

WHEREAS, the Members of the Company have set forth their signatures below.

MEMBERS:

Club Sports Group LLC, a Delaware limited liability company

By:	/s/ Jay Galluzzo
Name: Jay Galluzzo
Title: Chief Executive Officer

F45 TRAINING HOLDINGS INC., a Delaware corporation

By:	/s/ Adam Gilchrist
Name: Adam Gilchrist
Title: Chief Executive Officer

Signature Page to FAFC LLC Limited Liability Company Agreement